UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2011

Kinetic Concepts, Inc.
(Exact name of registrant as specified in its charter)

Texas	0001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas		78230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

For the last several years, KCI and its affiliates have been involved in multiple patent infringement suits where claims under Wake Forest patents licensed to KCI (the “Wake Forest Patents”) have been asserted against providers of competing NPWT products.  In October 2010, the Federal District Court for the Western District of Texas entered an order in the Smith & Nephew patent litigation invalidating the Wake Forest patent claims asserted in the case.  In light of the ruling, KCI believes that continued payment of the royalties scheduled under the Wake Forest license is inappropriate.  On February 28, 2011, KCI filed suit in the Federal District Court for the Western District of Texas seeking a declaratory judgment that KCI no longer owes royalties based on the patents in suit because the relevant patent claims are invalid or not infringed.  This legal action also follows protracted but unsuccessful negotiations with Wake Forest to reach a reduced royalty rate or its equivalent due to the various invalidity rulings around the world.  Going forward, during the pendency of the Wake Forest royalty litigation, KCI does not plan to pay or accrue royalties under the license agreement with Wake Forest.  Historical royalties under the license agreement have been accrued and are reflected in our consolidated financial statements for the year ended December 31, 2010.  In addition, we have accrued royalties under the license agreement through February 27, 2011.  For the years ended December 31, 2010, 2009 and 2008, royalty payments to Wake Forest under the licensing agreement were approximately $86 million, $89 million and $93 million, respectively.

Although an answer has not been filed in this case, it is likely that Wake Forest will claim damages against KCI for breach of contract or patent infringement.  We believe that our defenses to any damages claims are meritorious and we intend to vigorously defend against any such claims. It is not possible to estimate damages that may result if we are unsuccessful in the litigation.  In addition, as a result of the Wake Forest royalty litigation, KCI does not plan to join Wake Forest in the continued enforcement of the Wake Forest Patents against alleged infringers.  KCI likely will be required to withdraw from cases that involve the Wake Forest Patents, including any appeal of the Smith & Nephew patent litigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

Date: February 28, 2011	By:	/s/ Martin J. Landon
	Name:	Martin J. Landon
	Title:	Executive Vice President and Chief Financial Officer